EXHIBT 10(b)

                           AGREEMENT

     This Agreement made this 21st day of January, 1998 by and between Modine Manufacturing Company, a Wisconsin corporation, having its principal place of business in Racine, Wisconsin (hereinafter called "Modine and/or Company"), and Richard T. Savage (hereinafter called "Employee").

                        WITNESSETH THAT

     WHEREAS on December 1, 1997 Employee notified the Company of his intention to retire by the submission of his resignation as an Employee of the Company effective March 31, 1998, while continuing as Chairman of the Board of Directors of the Company, and

     WHEREAS the Officer Nomination and Compensation Committee of the Company and Employee have agreed upon compensation payable to Employee for all services rendered to the Company through the effective date of resignation on March 31, 1998, and desire to place in writing the details of such agreement.

     NOW THEREFORE, for and in consideration of Ten Dollars ($10.00), receipt of which is hereby acknowledged, and the mutual covenants herein exchanged, the parties hereto agree as follows:

     1. Employee's employment with the Company shall be deemed to have terminated at the end of the business day on March 31, 1998, the last day of the Company's 1997-1998 fiscal year.

     2. Company shall pay and the Employee shall accept within sixty (60) days of the close of the Company's 1997-1998 fiscal year, a Management Incentive payment calculated in accordance with the Company's Management Incentive Plan in effect for fiscal 1997-1998.

     3. With respect to previous grants to Employee under the Company's Stock Award Plans approved by the Board of Directors and shareholders of the Company in 1985 and 1994, the Officer Nomination and Compensation Committee hereby consents to the early retirement of Employee, (the Board of Directors at its meeting on December 17, 1997 consented to Employee's Early Retirement) so that Employee's previously granted Stock Awards will vest to Employee and be free of any further restrictions as of March 31, 1998.

     4. Employee agrees to sell and Company agrees to buy on April 1, 1998, at the fair market value at the close of business on March 31, 1998, 39,000 shares of Restricted Stock owned by Employee; provided, however, should Employee decide on or before April 1, 1998 to receive such shares in kind rather than cash, all restrictions shall terminate and the Company shall deliver unrestricted shares in that amount to Employee on April 1, 1998.

     5. Employee may continue to exercise, at his discretion, stock options granted to him under the 1985 Incentive Stock Plan and the 1994 Incentive Compensation Plan. Employee rights as to stock options and exercises will be governed by the relevant provisions of the stock option grant agreements.

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     6.   Employee shall not participate in options granted by
the Company in January of 1998.

     7. Pursuant to the Modine Manufacturing Company Executive Supplemental Stock Plan the Company shall pay and the Employee shall accept a cash payment on April 1, 1998 equal to the fair market value of the phantom shares held by Employee in the Executive Supplemental Stock Plan on the close of business March 31, 1998.

     8.   With respect to the Employee's holdings in the Modine
Contributory Employee Stock Ownership and Investment Plan (the MCSPP and the MTS), Employee shall withdraw his accumulated shares of Modine stock held for his account on or before November 1, 1999.

     9. While Employee's access to the Mayo Clinic for an annual physical examination as an Employee will cease, Employee will continue to have access to the Mayo Clinic for an annual physical so long as he remains a Director with the expenses therefor reimbursed by the Company.

     10. Employee as a retiree of the Company shall be entitled to the Modine Retiree Health Plan currently in existence on the date of retirement subject to such changes as may be made by the Company from time to time to the Health Care Plan for all retirees.

     11. Employee shall be entitled to Company paid legal services for calendar 1998 with respect to the Employee and his spouse for estate planning services.

     12. Employee shall be entitled to the continuance of the current financial planning arrangement with AYCO for the calendar year 1998 at the expense of the Company.

     13. Employee shall be entitled to income tax services by the attorney and/or accountant of his choice for the 1998 taxable year at the expense of the Company.

     14. Employee hereby elects to receive a one-time lump sum payment of the benefit due Employee as of the close of business March 31, 1998, under the Company's Executive Supplemental Retirement Plan. Company shall pay such lump sum benefit to Employee on April 1, 1998 pursuant to Employee's election.

     15. With respect to each of the payments being made by Company to Employee hereunder, Company shall withhold federal and state income taxes as follows: Federal - 20%; State - 6.93%.

     16. The Employee agrees not to disclose, (either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Company), any confidential information obtained by him while in the employ of the Company, including, without limitation, information relating to any of the Company's inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, client relationships, marketing strategies or trade secrets; provided, however, that this provision shall not preclude the Employee from use or disclosure of information known generally to the public or of information not considered confidential by
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persons engaged in the business conducted by the Company or any disclosure required by law or Court order. The Agreement herein made in this paragraph shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon the Employee in respect of confidential information and trade secrets of the Company, its subsidiaries and affiliates.

     17. Employee agrees that until April 1, 2001 or three (3) years after conclusion of his service as a Director of the Company, whichever is later, Employee will not, directly or indirectly, own, manage, operate, participate, nor be employed by or otherwise be connected in any manner with any firm, person, corporation or enterprise which is competitive with the business of the Company. Ownership of less than five (5%) percent of the stock of any publicly traded company shall not be considered a violation of the preceding.

     18. In the event of a violation of either paragraphs 15 or 16, the Company shall be entitled, in addition to remedies otherwise available, to obtain and enforce injunctive relief, both preliminary and final, enjoining and restraining any such violation or threatened or intended violation.

     19. Employee and the Company acknowledge that this Agreement supersedes and replaces any other agreement between them concerning the subject matter hereof including, but not limited to, that certain employment agreement entered into between Employee and the Company dated January 1, 1984 and any and all rights thereunder.

     20. This Agreement is made in the State of Wisconsin and shall be interpreted under the laws of Wisconsin. The provisions of this Agreement are severable and independent, and if any provision of this Agreement is found to be illegal or unenforceable for any reason, such provisions will immediately become null and void, leaving the remainder of this Agreement in full force and effect.

     21. This agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns.

     IN WITNESS WHEREOF the parties have hereto executed this Agreement the day and year above written.


                              MODINE MANUFACTURING COMPANY


                              BY:  G. L. NEALE
                                 ----------------------------------
ATTEST:                          G. L. Neale
                                 Chairman of the Officer Nomination
                                     and Compensation Committee
W. E. PAVLICK
------------------------
W. E. Pavlick, Secretary


                                 R. T. SAVAGE
                                 ------------------------------------
                                 Richard T. Savage

                  RTS BENEFITS ON RETIREMENT


     MIP (assuming 84% payout)                    -  $101,010

     Stock Awards Vesting                         -    39,000 shares

     Approximate value of 1998 of Financial,
       Estate Planning, Tax and Legal Services    -   $13,500

     Vesting of Phantom Shares in Stock Serp Plan -    14,252 shares

     Pension Plan Serp              -  approximately  $1.75 million




                                        R. T. SAVAGE
                                        -----------------------------
                                        R. T. Savage




                                        G. L. NEALE
                                        -----------------------------
                                        G. L. Neale

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